SECOND AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT

THIS SECOND AMENDMENT is dated as of April 01, 2010 and effective as of May 01, 2010, by and between BlackRock Investments, LLC, (“BRIL”), which replaced BlackRock Investments, Inc. (“BII”) and BlackRock Distributors, Inc. (“BDI”) as distributor for the BlackRock-advised Funds, and Pacific Life & Annuity Company (“the Insurer”) relating to the Administrative Services Agreement, dated March 25th 2006 (the “Agreement”) and assigned and amended as of September 29, 2006 (the “First Amendment”).

NOW, THEREFORE, in consideration of the forgoing mutual promises set forth below, the Parties agree as follows:

1.	Parties to the Agreement.

All references to “BlackRock Investments, Inc.” are hereby replaced with references to “BlackRock Investments, LLC”.

AMENDMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

Administrative Expense Payments

Section 1 is deleted and replaced with the following:

1.1.	Administration Expense Payments.

(a)

BAL or its affiliates and/or, if approved by the Fund Board, the Funds shall pay the Insurer an annual fee equal to basis points (%) of the average daily net assets of the equity portfolios (excluding index portfolios) that are held in Separate Accounts of Insurer.

(b)

BAL shall calculate the payment contemplated by this Section 1 at the end of each calendar quarter (“Quarterly Payment”). BAL will submit such payment to Insurer within a reasonable time period following the end of the quarter for which such fees are payable.

Insurer will provide payment instructions (Wire/Check/ACH), account numbers, billing contact information, and other relevant information (as agreed to by the parties) (“Account Data”) and will notify BAL within five business days of any changes in the Account Data. Insurer will also notify BAL or its designee of any new accounts within five business days following the set up of any new accounts. If Insurer does not notify BAL of changes to Account Data or new accounts within the 5 business days, the fees on such accounts may be subject to nonpayment.

The parties acknowledge and agree that the assets and/or accounts covered under the terms of this Agreement, as amended, will not be subject to fees or any additional payment arrangements with BAL or its affiliates for services, sub-transfer agency, sub-accounting, networking services or for any similar services, other than as described herein. Insurer represents and warrants that they are not invoicing BAL or its affiliates for duplicative fees as described in the preceding sentence.

Insurer shall have sixty (60) days from the earlier of (a) receipt of the invoice prepared by BAL or (b) from date payment is made by BAL, to request in writing additions or adjustments. After each sixty (60) day reconciliation period, any requested adjustments or payments will be at the discretion of BAL.

(c)

Insurer and BAL each hereby represent that the fees paid pursuant to this Agreement, as amended, are reasonable in relation to the services it provides and reasonably similar to fees it receives for equivalent services provided to other parties. From time to time, the parties shall review the Quarterly Payment to determine whether it exceeds or is reasonably expected to exceed the incurred and anticipated costs, over time, of the Insurer. The parties agree to negotiate in good faith a reduction to the Quarterly Payment as necessary to eliminate any such excess.

SCHEDULE B

SCHEDULE B is deleted and replaced with the following schedule

Portfolios and Classes of BlackRock Variable Series Funds, Inc.

Offered to Separate Accounts of Pacific Life Insurance Company

Available Class I, Class II and Class III shares of:

CUSIP	TICKER	FUND NAME	CLASS
09253L108	AMBLI	BlackRock Balanced Capital V.I. Fund	I
09253L405	BAVLI	BlackRock Basic Value V.I. Fund	I
09253L504	BAVII	BlackRock Basic Value V.I. Fund	II
09253L603	BVIII	BlackRock Basic Value V.I. Fund	III
09253L843	FDGRI	BlackRock Fundamental Growth V.I. Fund	I
09253L777	GLALI	BlackRock Global Allocation V.I. Fund	I
09253L769	GLAII	BlackRock Global Allocation V.I. Fund	II
09253L751	GAIII	BlackRock Global Allocation V.I. Fund	III
09253L819	GLGRI	BlackRock Global Growth V.I. Fund	I
09253L785	GGIII	BlackRock Global Growth V.I. Fund	III
09253L645	IVVVI	BlackRock International Value V.I. Fund	I
09253L611	LGCCI	BlackRock Large Cap Core V.I. Fund	I
09253L595	LGCII	BlackRock Large Cap Core V.I. Fund	II
09253L587	LCIII	BlackRock Large Cap Core V.I. Fund	III
09253L579	LGGGI	BlackRock Large Cap Growth V.I. Fund	I
09253L553	LGIII	BlackRock Large Cap Growth V.I. Fund	III
09253L546	LCVAX	BlackRock Large Cap Value V.I. Fund	I
09253L538	LCVBX	BlackRock Large Cap Value V.I. Fund	II
09253L520	LVIII	BlackRock Large Cap Value V.I. Fund	III
09253L876	DMMKI	BlackRock Money Market V.I. Fund *	I
09253L512	UTTLI	BlackRock Utilities and Telecommunications V.I. Fund	I
09253L470	SMCPI	BlackRock Value Opportunities V.I. Fund	I
09253L462	SMCII	BlackRock Value Opportunities V.I. Fund	II
09253L454	SCIII	BlackRock Value Opportunities V.I. Fund	III

*	No fees will be paid on the BlackRock Money Market V.I. Fund

On or about May 1, 2010 the BlackRock Fundamental Growth V.I. Fund will be renamed the BlackRock Capital Appreciation V.I. Fund

On or about May 1, 2010 the BlackRock Global Growth V.I. Fund will be renamed the BlackRock Global Opportunities V.I. Fund

To the extent that provisions of the Agreement and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

BLACKROCK ADVISORS, LLC	PACIFIC LIFE & ANNUITY COMPANY

By: /s/ Brian Schmidt	By: /s/ Anthony J. Dufault
Name: Brian Schmidt	Name: Anthony J. Dufault
Title: Managing Director	Title: Assistant Vice President

Attest: /s/ Audrey L. Milfs

Audrey L. Milfs, Corporate Secretary